Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION (EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 42% INCREASE IN

NET INCOME FOR THE FOURTH QUARTER OF 2014

Milwaukee, Wisconsin

January 14, 2015

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $3.8 million or $0.08 per diluted share in the fourth quarter of 2014, which was a 42.3% improvement over net income of $2.7 million or $0.06 per diluted share in the same quarter of 2013. This improvement was due primarily to higher net interest income and lower provision for loan losses (or, in the 2014 quarter, a recovery). These developments were partially offset by higher occupancy and equipment costs and higher other non-interest expenses. On a full-year basis Bank Mutual Corporation (“Bank Mutual”) reported net income of $14.7 million or $0.31 per diluted share in 2014, which was a 35.8% improvement over net income of $10.8 million or $0.23 per diluted share in 2013. This improvement was due principally to higher net interest income, lower provision for loan losses, lower compensation-related expenses, and lower losses and expenses on foreclosed real estate. These developments were partially offset by lower net mortgage banking revenue, higher occupancy and equipment costs, and a non-recurring charge in the first quarter of 2014 related to state income taxes.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Efforts to restructure our balance sheet the past few years have clearly paid off in 2014, resulting in our highest net interest margin as a public company, as well as a fourth-straight year of higher earnings.” Baumgarten added, “However, this period of restructuring is drawing to a close and we expect our net interest margin to be slightly lower in 2015. We also expect our non-interest expenses to be higher in 2015.” He continued, “We are confident, though, that growth in our loan portfolio, which has averaged 7.3% annually the past three years, can continue to fuel an improvement in earnings in 2015, as will modest improvements in our non-interest sources of revenue.”

Bank Mutual’s net interest income increased by $731,000 or 4.3% and by $3.5 million or 5.3% during the three and twelve months ended December 31, 2014, respectively, compared to the same periods in 2013. These increases were primarily attributable to a 21 basis point improvement in Bank Mutual’s net interest margin, from 3.11% in 2013 to 3.32% in 2014. In the quarter just ended, Bank Mutual’s net interest margin improved to 3.41% compared to 3.24% in the same quarter last year. Included in net interest income in the fourth quarter of 2014 was a $512,000 call premium that Bank Mutual received on a $20.4 million mortgage-related security that was called by the issuer. Excluding the impact of this premium, Bank Mutual’s net interest margin for the three and twelve months ended December 31, 2014, would have been 10 and 2 basis points lower, respectively.

1

Excluding the effect of the call premium, the increase in Bank Mutual’s net interest margin in the 2014 periods was due primarily to an improved earning asset mix and an improved funding mix in 2014 compared to 2013. Specifically, Bank Mutual’s average loans receivable increased by $109.3 million or 7.6% in 2014 compared to the prior year, and its average mortgage-related securities, investment securities, and overnight investments declined by $140.1 million or 20.0% in the aggregate in 2014 compared to 2013. Loans receivable generally have a higher yield than securities and overnight investments.

With respect to Bank Mutual’s funding mix, its average transaction deposits, which consist of checking, savings, and money market accounts, increased by $29.0 million or 3.1% in the aggregate in 2014 compared to 2013. In contrast, its average certificates of deposit declined by $148.5 million or 20.8% in 2014 compared to the prior year. Transaction deposits generally have a lower interest cost (or no interest cost) relative to certificates of deposits. Also contributing to the improvement in funding mix in 2014 was a $44.7 million or 21.6% increase in average borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago compared to 2013. This increase, which funded loan growth and net deposit outflows, had a marginal average interest cost in 2014 that was lower than the average cost of Bank Mutual’s certificates of deposit.

Also contributing to the improvement in net interest margin in 2014 was a 38 basis point decline in the average cost of Bank Mutual’s certificates of deposit compared to 2013. However, it should be noted that Bank Mutual’s average cost of certificates of deposit declined by only four basis points in the fourth quarter of 2014 compared to the preceding third quarter. Also, in recent months Bank Mutual has increased the rates and lengthened maturity terms on certain of the certificates of deposits it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposits is likely to increase in the near term and that such trend could continue for the foreseeable future.

The favorable impact of the aforementioned developments on net interest income in 2014 was partially offset by a $30.8 million or 1.4% decrease in average earning assets in 2014 compared to 2013. Bank Mutual’s earning assets have declined in recent periods as it has used available cash flow to fund a net decrease in its deposit liabilities, particularly its certificates of deposit, as previously described. However, management anticipates that certificates of deposit will increase in 2015 (due in part to the change in pricing strategy described in the previous paragraph) and that such increase can fund continued growth in Bank Mutual’s loan portfolio in 2015. As such, management anticipates that, unlike recent years, average earning assets will increase in 2015. However, there can be no assurances.

As noted in a prior paragraph, Bank Mutual’s net interest margin during the fourth quarter of 2014 was 3.31% (excluding the 10 basis point impact of the call premium). This compares to a net interest margin of 3.29% in the preceding third quarter. Management believes Bank Mutual’s quarterly net interest margin may begin to trend modestly lower in the near term due to the deposit pricing strategy mentioned in a previous paragraph. In addition, management anticipates that the yield on earning assets will also trend lower due principally to a declining yield on Bank Mutual’s loan portfolio in the current rate environment. Although a decline in net interest margin would generally have a negative impact on Bank Mutual’s net interest income, management anticipates such impact will be more than offset by future growth in Bank Mutual’s earning assets, as described in the preceding paragraph.

2

Bank Mutual’s provision for (recovery of) loan losses was $(199,000) in the fourth quarter of 2014 compared to $1.2 million in the same quarter last year. The provision for loan losses for the year ended December 31, 2014, was $233,000 compared to $4.5 million in 2013. The decline in the provision for loan loss in the 2014 periods was due in part to an improvement in the general credit quality of Bank Mutual’s loan portfolio, as evidenced by a continued decrease in non-performing loans, as well as a decrease in the overall level of Bank Mutual’s classified loans, as noted later in this release. These improvements resulted in a decline in the portion of Bank Mutual’s allowance for loan loss that is determined primarily by internal risk ratings and the level of loans within each rating. In addition, a continued decline in actual loan charge-off experience in 2014 had a favorable impact on the methodology Bank Mutual uses to compute general valuation allowances, which is also the principal reason for the loss recovery in the fourth quarter of the year. Also contributing to the positive results in the fourth quarter was the recapture of a previously recorded allowance related to a non-performing loan that paid-off during the period.

General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets. If such trends continue in the near term, management anticipates that Bank Mutual’s provision for loan losses may be nominal in 2015 or could even be a net recovery, as in the fourth quarter of 2014. However, there can be no assurances that these trends will continue or that classified loans, non-performing loans, and/or loan charge-off experience will continue to trend lower in future periods. Finally, there can be no assurances that Bank Mutual’s provision for loan losses will not vary considerably from period to period.

Deposit-related fees and charges declined by $50,000 or 1.6% and $211,000 or 1.7% during the three- and twelve-month periods ended December 31, 2014, respectively, compared to the same periods in the previous year. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. In periods prior to 2014, Bank Mutual had reported ATM and debit card fees, merchant processing fees, and certain other items as a component of other income. Management attributes the declines in deposit-related fees and charges during the 2014 periods to changes in deposit customer spending behavior in recent periods which has resulted in lower revenue from overdraft charges and from check printing commissions. These developments were partially offset by increased revenue from a debit card reward program that Bank Mutual implemented in 2013, as well as increased revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Brokerage and insurance commissions were $662,000 during the fourth quarter of 2014, which was $126,000 or 16.0% lower than the same period in the previous year. On a full-year basis, this source of revenue was $2.6 million in 2014, which was a $542,000 or 17.4% decline from 2013. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. These decreases were primarily due to a decline in customer demand for tax-deferred annuities in recent periods. This development was offset somewhat by an increase in commission revenue from the sale of mutual funds and other securities. As a result of personnel, system, and product offering improvements made by Bank Mutual in recent months, management anticipates that brokerage and insurance commissions may improve in 2015. However, there can be no assurances.

3

Mortgage banking revenue, net, was $758,000 and $3.0 million during the three and twelve-month periods ended December 31, 2014, respectively. This compared to $691,000 and $6.9 million during the same periods in 2013, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated (in periods prior to 2014 these components had been presented as separate line items in the consolidated statements of income):

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
	(Dollars in thousands)
Gross loan servicing fees	$687	$721	$2,796	$2,885
Mortgage servicing rights amortization	(440)	(474)	(1,772)	(2,808)
Mortgage servicing rights valuation recovery	–	76	1	2,394
Loan servicing revenue, net	247	323	1,025	2,471
Gain on loan sales activities, net	511	368	1,965	4,405
Mortgage banking revenue, net	$758	$691	$2,990	$6,876

Loan servicing revenue, net, was $247,000 in the fourth quarter of 2014 compared to $323,000 in the same period in 2013. On a full-year basis, this revenue item was $1.0 million in 2014 compared to $2.5 million in 2013. Gross loan servicing fees have declined in the 2014 periods compared to the same periods in 2013 due to an overall decline in loans serviced for third-party investors. As of December 31, 2014, Bank Mutual serviced $1.09 billion in loans for third-party investors compared to $1.15 billion at December 31, 2013.

The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans beginning in 2013 and continuing through much of 2014 resulted in lower future prepayment expectations on the loans underlying Bank Mutual’s MSRs, which resulted in a recovery of substantially all of the related valuation allowance in 2013. Higher rates during most of 2014 also resulted in lower MSR amortization in the 2014 periods compared to the same periods in 2013 due to a lower level of actual loan prepayment activity. As of December 31, 2014, Bank Mutual’s MSRs had a net book value of $7.9 million compared to $8.7 million at December 31, 2013.

4

Gain on loan sales activities, net, was $511,000 and $2.0 million during the three- and twelve-month periods ended December 31, 2014, respectively, compared to $368,000 and $4.4 million in the same periods of 2013, respectively. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. In the fourth quarter of 2014, sales of these loans were $23.3 million, which was $1.6 million or 7.3% higher than the same quarter in 2013. In the full-year 2014 sales of these loans were $77.8 million, which was $174.6 million or 69.2% lower than 2013. Higher market interest rates for mortgage loans in 2013 and most of 2014, as well as lackluster sales of new and used homes in Bank Mutual’s market areas in 2014, generally resulted in lower originations and sales of fixed-rate, one- to four-family loans in 2014 compared to the prior year. However, slightly lower market interest rates for mortgage loans later in 2014 resulted in slightly higher loan originations and sales in the fourth quarter of 2014 compared to 2013. Management anticipates that lower rates in recent months, combined with expectations for an improving housing market in 2015, could result in a modest increase in originations and sales of residential loans by Bank Mutual in 2015 compared to 2014. However, the origination and sale of residential loans is subject to variations in market interest rates and other factors and conditions outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not fluctuate considerably from period to period.

Income from bank-owned life insurance (“BOLI”) was $638,000 during the three months ended December 31, 2014, compared to $420,000 during the same period in 2013. On a full-year basis, income from BOLI was $2.8 million in 2014 compared to $2.4 million in 2013. These increases were caused by higher payouts associated with excess death benefits, which can vary considerably from period to period. Excess death benefits were $197,000 and $948,000 during the three and twelve months ended December 31, 2014, respectively, compared to zero and $639,000 during the same periods in 2013, respectively. Income from BOLI is also not subject to income taxes.

During the third quarter of 2014 Bank Mutual recorded $102,000 in gain on the sale of $17.6 million in mortgage-related securities that management felt no longer met its yield objectives for the portfolio. Bank Mutual did not sell any securities in 2013.

Other non-interest income was $589,000 during the fourth quarter of 2014 compared to $513,000 during the same quarter in 2013. During the full-year period, other non-interest income was $1.9 million in 2014 compared to $1.5 million in 2013. The increases between these periods were due primarily to increased fee revenue from interest rate swaps related to certain commercial lending relationships. In late 2013 Bank Mutual began to mitigate the interest rate risk associated with these types of lending relationships by executing interest rate swaps, the accounting for which resulted in the recognition of a certain amount of fee revenue at the time the swap contracts were executed. Management expects that this source of revenue will vary from period to period depending on borrower preference for the types of lending relationships that generate the need for the interest rate swaps.

Compensation-related expenses decreased by $96,000 or 0.9% and $2.6 million or 5.8% during the three- and twelve-month periods ended December 31, 2014, respectively, compared to the same periods in 2013. These decreases were caused in part by lower costs associated with the Bank Mutual’s defined benefit pension plan due to an increase in the discount rate used to determine the present value of the pension obligation. Compensation-related expense was also lower in the 2014 periods because of a change in the manner in which employees earn vacation and other paid time off benefits beginning in 2014. This change, which is non-recurring, reduced full-year compensation expense in 2014 by $1.5 million compared to 2013.

The favorable developments described in the preceding paragraph were partially offset by an increase in employer contributions to Bank Mutual’s defined contribution savings plan. This increase was intended to partially offset the effects of the changes that were made to the defined benefit pension plan in a prior period. Also offsetting the favorable developments described in the preceding paragraph was the impact of normal annual merit increases granted to most employees during the year and, in the fourth quarter of 2014, an increase in costs related to certain non-qualified employee benefit plans. This latter development, which is also not expected to be recurring, increased compensation expense by $602,000 in 2014 compared to the prior year.

5

In 2015 management expects the cost of Bank Mutual’s defined benefit plan to increase by approximately $2.0 million compared to 2014. Although benefits under the plan were frozen for most plan participants effective December 31, 2013, the annual cost of the plan continues to be impacted by changes in actuarial assumptions such as the expected lives of plan participants and the discount rate used to determine the present value of the pension obligation. Adverse changes in both of these assumptions are expected to increase Bank Mutual’s pension expense in 2015 by the amount previously noted. In addition, as of December 31, 2014, these changes had an adverse impact on Bank Mutual’s accumulated other comprehensive loss, which is a component of stockholders’ equity, as also noted in a later paragraph of this release.

Occupancy and equipment expenses increased by $240,000 or 7.9% during the three months ended December 31, 2014, compared to the same period in the prior year. During the full year in 2014, occupancy and equipment expenses increased by $906,000 or 7.6% compared to all of 2013. Most of these increases were caused by increased maintenance, repair, and software costs in 2014 relative to 2013. Also contributing to the full-year increase were higher snow removal costs and utility expenses earlier in 2014 due to harsh winter conditions compared to the prior year.

Federal deposit insurance premiums were $377,000 during the fourth quarter 2014 compared to $382,000 in the same period in 2013. On a full-year basis, these premiums were $1.5 million in 2014 compared to $1.9 million in same period in 2013. These decreases were caused by continued improvements in Bank Mutual’s financial condition and operating results which, under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, have resulted in lower insurance assessment rates. Also contributing to the decreases were lower levels of average total assets during the 2014 periods compared to the same periods in 2013. The FDIC uses average total assets as the assessment base for determining the insurance premium.

Advertising and marketing-related expense was $463,000 and $1.8 million during the three and twelve months ended December 31, 2014, respectively, compared to $394,000 and $1.8 million during the same periods in 2013, respectively. Management expects that advertising and marketing-related expense in the full year of 2015 will be about the same as it has been in recent years. However, this result will depend on future management decisions and there can be no assurances.

Net losses (gains) and expenses on foreclosed real estate were $(26,000) and $986,000 during the three and twelve months ended December 31, 2014, respectively, compared to $1,000 and $2.3 million during the same periods last year, respectively. In general, Bank Mutual has experienced lower losses (or in some cases gains) and lower expenses on foreclosed real estate in recent periods due to reduced levels of foreclosed properties and improved market conditions.

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Other non-interest expense was $2.8 million and $10.1 during the three and twelve months ended December 31, 2014, respectively, compared to $2.4 million and $9.8 million during the same periods in 2013, respectively. During the fourth quarter of 2014 Bank Mutual prepaid $20.0 million in fixed-rate term advances from the FHLB of Chicago and recorded a prepayment penalty of $242,000 in that period. The advances had been drawn in 2012 to fund the purchase of the mortgage-related security that was called by the issuer in the fourth quarter, as previously noted. Management elected to prepay the advances concurrent with the call of the security.

Income tax expense was $2.1 million and $1.5 million during the three months ended December 31, 2014 and 2013, respectively, and was $8.9 million and $5.7 million during the twelve months ended as of the same dates, respectively. Bank Mutual’s effective tax rates (“ETRs”) during the three month periods in 2014 and 2013 were 35.8% and 36.3%, respectively. The 2014 full-year period includes a non-recurring charge of $518,000 (net of federal income tax benefit) that was related to a payment by Bank Mutual to the Wisconsin Department of Revenue to settle a tax matter that has been previously disclosed. Excluding this non-recurring charge, as well as the related federal tax benefit, Bank Mutual’s ETRs during the full-year periods of 2014 and 2013 were 35.4% and 34.7%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $18.9 million or 0.8% during the year ended December 31, 2014. During the year Bank Mutual’s mortgage-related securities declined by $147.7 million due primarily to the receipt of periodic principal repayments, as well as the sale or call of certain securities, as previously described. In addition, other borrowings, which consist of advances from the FHLB of Chicago, increased by $11.6 million during the period. Cash flows from these sources funded a $122.3 million increase in Bank Mutual’s loans receivable and a $43.9 million decrease in its deposit liabilities. Bank Mutual’s total shareholders’ equity decreased from $281.0 million at December 31, 2013, to $280.7 million at December 31, 2014.

Bank Mutual’s loans receivable increased by $122.3 million or 8.1% during the year ended December 31, 2014. In 2014 commercial and industrial loans increased by $59.7 million or 35.8% due to increased originations and credit line utilization by borrowers. Also, multi-family real estate loans increased by $56.6 million or 21.3% as a result of sustained demand from borrowers in this market segment. In addition, one- to four-family permanent loans increased by $30.9 million or 6.9% despite a lower level of originations in 2014 compared to 2013. This was caused by higher market interest rates during most of the year (as previously noted), which significantly reduced the amount of prepayment activity in the one- to four-family loan portfolio. In contrast to these increases, Bank Mutual’s portfolio of commercial real estate loans declined by $13.0 million or 4.7% during the year ended December 31, 2014, due to lower borrower demand and aggressive competition for these types of loans in recent periods. Bank Mutual’s portfolios of home equity and consumer loans have also declined in recent periods for similar reasons. Finally, construction loans, net of the undisbursed portion, decreased by $2.8 million or 2.3% during the twelve months ended December 31, 2014. Construction loans consist principally of loans secured by multi-family, commercial, and residential properties, and to a much lesser degree, developed and undeveloped land.

In light of current economic conditions and recent trends, management currently expects growth in Bank Mutual’s total loans in 2015 to be similar to what it has been in recent years. However, growth in loans is subject to economic, market, and competitive factors outside of its control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

7

Bank Mutual’s deposit liabilities decreased by $43.9 million or 2.5% during the year ended December 31, 2014. Certificates of deposit declined by $109.8 million or 17.3% during the period while transaction deposits, consisting of checking, savings, and money market accounts, increased by $65.9 million or 5.8%. As noted earlier in this release, in recent months Bank Mutual has increased the rates and lengthened maturity terms on certain of the certificates of deposits it offers customers. Accordingly, management believes that the average cost of Bank Mutual’s certificates of deposit may increase modestly in the near term and that such trend could continue for the foreseeable future. Furthermore, management anticipates that certificates of deposit will increase in 2015 as a result of this strategy and that such increase will be used to fund continued growth in Bank Mutual’s loan portfolio in 2015, although there can be no assurances.

Bank Mutual’s transaction deposits have increased in recent periods largely in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the recent increase in transaction deposits, however, was customer reaction to the low interest rate environment for deposit products. Management believes that this environment has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity decreased slightly from $281.0 million at December 31, 2013, to $280.7 million at December 31, 2014. This decrease was due primarily to an $8.8 million increase in accumulated other comprehensive loss during the period, which was principally the result of an unrecognized loss related to Bank Mutual’s defined benefit pension obligation. This loss was caused by adverse changes in certain actuarial assumptions used to value the obligation, as described earlier in this release. Also contributing to the decrease in shareholders’ equity in 2014 was the payment of regular quarterly cash dividends. The impact of these developments on shareholders’ equity was almost entirely offset by net income during the period. The book value of Bank Mutual’s common stock was $6.03 per share at December 31, 2014, compared to $6.05 per share at December 31, 2013.

Bank Mutual’s ratio of shareholders’ equity to total assets was 12.06% at December 31, 2014, compared to 11.97% at December 31, 2013. The decrease in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of September 30, 2014 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.26% and a Tier 1 capital ratio of 11.39%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

8

In 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules became effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. Management does not expect the Tier 1 capital ratio of the bank subsidiary to be significantly impacted by implementation of the Basel III regulatory capital standards. However, management expects its risk-based capital ratios will decline in 2015 due to changes required by Basel III. Despite this expectation, management anticipates that all of the bank subsidiary’s regulatory capital ratios, including a new risk-based capital ratio known as “Common Equity Tier 1,” will exceed the requirements established in Basel III for the bank subsidiary to be classified as “well capitalized.” As such, the new capital rules are not expected to have a significant impact on the activities the subsidiary bank, its financial condition, or its results of operations, although there can be no assurances.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") imposed specific regulatory capital requirements on savings and loan holding companies such as Bank Mutual. These requirements were also effective January 1, 2015, and are substantially the same as those required for the bank subsidiary under Basel III. As is the case for the bank subsidiary, management expects that all of Bank Mutual’s regulatory capital ratios will exceed the requirements established in Basel III for it to be classified as “well capitalized.” As such, the new capital requirements are also not expected to have a significant impact on the activities of Bank Mutual, its financial condition, or its results of operations, although there can be no assurances.

Bank Mutual’s non-performing loans were $12.0 million or 0.74% of loans receivable as of December 31, 2014, compared to $13.0 million or 0.86% of loans receivable as of December 31, 2013. Non-performing assets, which includes non-performing loans, were $16.7 million or 0.72% of total assets and $19.7 million or 0.84% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at December 31, 2014, management was closely monitoring $43.5 million in additional loans that were classified as “special mention” and $33.4 million in additional loans that were classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. These amounts compared to $52.7 million and $36.1 million, respectively, as of December 31, 2013. As of December 31, 2014, most of these additional loans that were classified as “special mention” or “substandard” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. The decrease in loans classified as “special mention” was due primarily to the downgrade of certain loans to “substandard” in 2014. Management does not believe any of these particular loans were impaired as of December 31, 2014, although there can be no assurances that the loans will not become impaired in future periods. The impact of these downgrades on total loans classified as “substandard” was more than offset by a number of other “substandard” loans that paid-off during the period or were upgraded due to the improved financial condition and operating results of the borrowers.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

9

Bank Mutual’s allowance for loan losses was $22.3 million or 1.37% of total loans at December 31, 2014, compared to $23.6 million or 1.56% of total loans at December 31, 2013. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 185.7% at December 31, 2014, compared to 181.6% at December 31, 2013. Management believes the allowance for loan losses at December 31, 2014, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; recent, pending, and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2013 Annual Report on Form 10-K.

10

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2014	2013
ASSETS
Cash and due from banks	$34,727	$23,747
Interest-earning deposits	11,450	18,709
Cash and cash equivalents	46,177	42,456
Mortgage-related securities available-for-sale, at fair value	321,883	446,596
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $134,117 in 2014 and $153,223 in 2013)	132,525	155,505
Loans held-for-sale	3,837	1,798
Loans receivable (net of allowance for loan losses of $22,289 in 2014 and $23,565 in 2013)	1,631,303	1,508,996
Mortgage servicing rights, net	7,867	8,737
Other assets	184,854	183,261

Total assets	$2,328,446	$2,347,349

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,718,756	$1,762,682
Borrowings	256,469	244,900
Advance payments by borrowers for taxes and insurance	4,742	3,431
Other liabilities	63,988	52,414
Total liabilities	2,043,955	2,063,427
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2014 and 2013
Issued and outstanding - none in 2014 and 2013	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2014 and 2013
Issued - 78,783,849 shares in 2014 and 2013
Outstanding - 46,568,284 shares in 2014 and 46,438,284 in 2013	788	788
Additional paid-in capital	488,467	489,238
Retained earnings	159,065	151,384
Accumulated other comprehensive loss	(11,136)	(2,319)
Treasury stock - 32,215,565 shares in 2014 and 32,345,565 in 2013	(356,467)	(358,054)
Total shareholders' equity	280,717	281,037
Non-controlling interest in real estate partnership	3,774	2,885
Total equity including non-controlling interest	284,491	283,922

Total liabilities and equity	$2,328,446	$2,347,349

11

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Interest income:
Loans	$16,862	$16,323	$66,261	$64,638
Mortgage-related securities	3,208	3,604	12,850	14,666
Investment securities	49	22	139	54
Interest-earning deposits	4	13	15	98
Total interest income	20,123	19,962	79,265	79,456
Interest expense:
Deposits	1,009	1,600	4,684	8,325
Borrowings	1,194	1,172	4,731	4,785
Advance payment by borrowers for taxes and insurance	-	1	1	2
Total interest expense	2,203	2,773	9,416	13,112
Net interest income	17,920	17,189	69,849	66,344
Provision for (recovery of) loan losses	(199)	1,178	233	4,506
Net interest income after provision for loan losses	18,119	16,011	69,616	61,838
Non-interest income:
Deposit-related fees and charges	3,013	3,063	11,985	12,196
Brokerage and insurance commissions	662	788	2,574	3,116
Mortgage banking revenue, net	758	691	2,990	6,876
Income from bank-owned life insurance ("BOLI")	638	420	2,790	2,387
Gain on sales of investments	-	-	102	-
Other non-interest income	589	513	1,908	1,541
Total non-interest income	5,660	5,475	22,349	26,116
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,931	11,027	41,299	43,854
Occupancy and equipment	3,259	3,019	12,787	11,881
Federal insurance premiums	377	382	1,489	1,863
Advertising and marketing	463	394	1,801	1,826
Losses (gains) and expenses on foreclosed real estate, net	(26)	1	986	2,292
Other non-interest expense	2,799	2,449	10,099	9,788
Total non-interest expense	17,803	17,272	68,461	71,504
Income before income tax expense	5,976	4,214	23,504	16,450
Income tax expense	2,139	1,529	8,850	5,702
Net income before non-controlling interest	3,837	2,685	14,654	10,748
Net loss (income) attributable to non-controlling interest	(3)	9	11	48
Net income	$3,834	$2,694	$14,665	$10,796

Per share data:
Earnings per share-basic	$0.08	$0.06	$0.32	$0.23
Earnings per share-diluted	$0.08	$0.06	$0.31	$0.23
Cash dividends paid	$0.04	$0.03	$0.15	$0.10

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2014	2013	2014	2013
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$22,191	$7,351	$73,630	$52,701
Commercial real estate	15,668	46,537	37,444	80,157
Multi-family	22,205	15,749	101,260	50,323
Construction and development	43,392	30,098	154,940	164,028
Total commercial loans	103,456	99,735	367,274	347,209
Retail loans
One- to four-family first mortgages	24,599	13,595	75,402	84,822
Home equity	7,602	9,760	33,850	52,827
Other consumer	381	876	1,427	3,775
Total retail loans	32,582	24,231	110,679	141,424
Total loans originated for portfolio	$136,038	$123,966	$477,953	$488,633

Mortgage loans originated for sale	$22,430	$20,985	$79,714	$243,669

Mortgage loan sales	$23,291	$21,706	$77,776	$252,349

	December 31	December 31
Loan Portfolio Analysis	2014	2013
Commercial loans:
Commercial and industrial	$226,537	$166,788
Commercial real estate	263,512	276,547
Multi-family real estate	322,413	265,841
Construction and development loans:
Commercial real estate	42,405	27,815
Multi-family real estate	211,239	164,685
Land and land development	5,069	6,962
Total construction and development	258,713	199,462
Total commercial loans	1,071,175	908,638
Retail loans:
One- to four-family first mortgages
Permanent	480,102	449,230
Construction	23,905	40,968
Total one- to four-family first mortgages	504,007	490,198
Home equity loans:
Fixed term home equity	139,046	148,688
Home equity lines of credit	80,692	79,470
Total home equity loans	219,738	228,158
Other consumer loans:
Student	9,692	11,177
Other	12,681	12,942
Total consumer loans	22,373	24,119
Total retail loans	746,118	742,475
Gross loans receivable	1,817,293	1,651,113
Undisbursed loan proceeds	(162,471)	(117,439)
Allowance for loan losses	(22,289)	(23,565)
Deferred fees and costs, net	(1,230)	(1,113)
Total loans receivable, net	$1,631,303	$1,508,996

Loans serviced for others	$1,087,107	$1,148,109

13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2014	2013
Non-accrual commercial loans:
Commercial and industrial	$201	$284
Commercial real estate	4,309	4,401
Multi-family	1,402	1,783
Construction and development	803	728
Total commercial loans	6,715	7,196
Non-accrual retail loans:
One- to four-family first mortgages	4,148	4,556
Home equity	493	676
Other consumer	108	104
Total non-accrual retail loans	4,749	5,336
Total non-accrual loans	11,464	12,532
Accruing loans delinquent 90 days or more	540	443
Total non-performing loans	12,004	12,975
Foreclosed real estate and repossessed assets	4,669	6,736
Total non-performing assets	$16,673	$19,711
Non-performing loans to loans receivable, net	0.74%	0.86%
Non-performing assets to total assets	0.72%	0.84%

	December 31	December 31
Special Mention and Substandard Loans	2014	2013
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$16,895	$9,171
Commercial real estate	52,140	56,589
Multi-family	10,654	11,614
Construction and development	2,166	18,109
Total commercial loans	81,855	95,483
Retail loans:
One- to four-family first mortgages	6,431	5,502
Home equity	493	676
Other consumer	108	104
Total retail loans	7,032	6,282
Total	$88,887	$101,765

	Twelve Months Ended December 31
Activity in Allowance for Loan Losses	2014	2013
Balance at the beginning of the period	$23,565	$21,577
Provision for loan losses	233	4,506
Charge-offs:
Commercial and industrial	(59)	(199)
Commercial real estate	(561)	(514)
Multi-family	(241)	(536)
Construction and development	(34)	(148)
One- to four-family first mortgages	(871)	(1,205)
Home equity	(103)	(1,000)
Other consumer	(431)	(389)
Total charge-offs	(2,300)	(3,991)
Recoveries:
Commercial and industrial	64	5
Commercial real estate	169	666
Multi-family	15	102
Construction and development	142	109
One- to four-family first mortgages	344	492
Home equity	27	68
Other consumer	30	31
Total recoveries	791	1,473
Net charge-offs	(1,509)	(2,518)
Balance at end of period	$22,289	$23,565
Net charge-offs to average loans, annualized	0.10%	0.18%

	December 31	December 31
Allowance Ratios	2014	2013
Allowance for loan losses to non-performing loans	185.68%	181.62%
Allowance for loan losses to total loans	1.37%	1.56%

14

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2014	2013
Non-interest-bearing checking	$187,852	$161,639
Interest-bearing checking	253,595	245,923
Savings accounts	220,557	220,236
Money market accounts	532,705	501,020
Certificates of deposit	524,047	633,864
Total deposit liabilities	$1,718,756	$1,762,682

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2014	2013	2014	2013
Net interest margin (1)	3.41%	3.24%	3.32%	3.11%
Net interest rate spread	3.33%	3.16%	3.24%	3.02%
Return on average assets	0.66%	0.46%	0.63%	0.46%
Return on average shareholders' equity	5.31%	3.89%	5.14%	3.93%
Efficiency ratio (2)	75.50%	76.21%	74.34%	77.34%
Non-interest expense as a percent of average assets	3.07%	2.95%	2.94%	3.03%
Shareholders' equity to total assets at end of period	12.06%	11.97%	12.06%	11.97%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income less gain on sales of investments for the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2014	2013	2014	2013
Average earning assets	$2,102,098	$2,118,841	$2,102,753	$2,133,600
Average assets	2,322,431	2,338,712	2,328,197	2,361,610
Average interest bearing liabilities	1,761,833	1,819,421	1,792,180	1,867,954
Average shareholders' equity	288,553	277,144	285,471	274,764
Weighted average number of shares outstanding:
As used in basic earnings per share	45,793,501	46,242,292	46,164,030	46,230,627
As used in diluted earnings per share	46,104,812	46,531,818	46,445,298	46,423,591

	December 31	December 31
	2014	2013
Number of shares outstanding (net of treasury shares)	46,568,284	46,438,284
Book value per share	$6.03	$6.05

15